UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 1, 2015

Paramount Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36746	32-0439307
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1633 Broadway, Suite 1801 New York, New York	10019
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 237-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2015, Paramount Group, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, entered into a $1.0 billion mortgage loan agreement (the “loan”) secured by 1633 Broadway (the “Property”), a 2.6 million square foot, trophy office building located on Broadway between 50th and 51st Streets in Manhattan. The new seven year loan matures in December 2022, is interest only at LIBOR plus 175 basis points and can be increased at the Company’s option, by $250 million to $1.25 billion, until the third anniversary following the closing, if certain performance hurdles relating to the Property are satisfied. The loan contains customary covenants that may cause the lender to accelerate the due date of the entire amount borrowed, in the event of a breach or a default.  The net proceeds from the refinancing were used primarily to repay the existing $926 million loan and fund $42 million of swap breakage costs.  The existing loan was scheduled to mature in December 2016 and had a weighted average interest rate of 5.35%.  In addition, the Company entered into interest rate swap agreements with an aggregate notional amount of $1.0 billion fixing LIBOR at 1.84%.  Accordingly, the interest rate on the loan is fixed at 3.59% and the effective interest rate, including amortization of fees and additional mortgage recording taxes is 3.87%, through December 2021 when the interest rate swaps begin to expire.

Item 8.01 Other Events

The information set forth above in Item 2.03 is incorporated herein by reference. The Company issued a press release in connection with the refinancing, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
99.1	Press release dated December 1, 2015, titled “PARAMOUNT COMPLETES $1.0 BILLION REFINANCING OF 1633 BROADWAY”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

``````	PARAMOUNT GROUP, INC.

	By:	/s/ Gage Johnson
	Name:	Gage Johnson
	Title:	Senior Vice President, General Counsel and Secretary

Date: December 2, 2015